EXHIBIT 10.17
RELOCATION SERVICES AGREEMENT
THIS AGREEMENT is between First Interstate Bank (hereinafter referred to as Company) having its principal office at 401 North 31st Street, Billings, MT, 59116 and NRI Relocation, Inc., (hereinafter referred to as NRI), having its principal office at 195 Arlington Heights Road, Suite 101, Buffalo Grove, IL 60089, in order to facilitate the relocation of the Company’s transferred employees.
     NRI shall assume the responsibility for the administration, coordination and execution of authorized services within the guidelines of the Company’s relocation policy. In lieu of a written policy, Company will provide specific written authorization for services with any financial limits or restrictions outlined.
     NRI will provide the services described on Exhibits A through for the respective fees indicated at such time they are specifically authorized by the Company.
COMPANY OBLIGATIONS
     The Company authorizes NRI to perform the services indicated on the attached Exhibits in accordance with this Agreement. To facilitate NRI’s performance, Company hereby agrees to the following provisions:
      Responsibility for Payment
     NRI and Company agree that Company will be held responsible for all monies due NRI and its assigns by any Company affiliate that utilizes this Agreement.
     Company agrees to pay NRI invoices within 30 days of the date of the billing and further agrees that interest at 1.5% per month, or fraction thereof, shall accrue for any amounts unpaid as of 30 days following the billing date.
      Indemnity and Disclaimer
     Company agrees to indemnify NRI and its assigns with respect to any claim arising out of the administration of this Agreement that is due to the negligence, willful misconduct, or failure of Company, its employees, or its agents to conform to the procedures or satisfy their obligations as set forth in this Agreement. The Company will defend such claims or authorize NRI to defend any such claims, in which case the Company shall reimburse NRI for any reasonable costs including but not limited to out of pocket expenses and attorney fees incurred by NRI in defending and/or settling any claim. No settlement payment shall be reimbursable without the prior written consent of the Company.
     NRI agrees to indemnify the Company and its assigns with respect to any claim arising out of the administration of this Agreement that is due to the negligence, willful misconduct, or failure of NRI, its employees, or its agents to conform to the procedures or satisfy their obligations as set forth in this Agreement. NRI will defend such claims or authorize the Company to defend any such claims, in which case NRI shall reimburse Company for any reasonable costs including but not limited to out of pocket

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expenses and attorney fees incurred by the Company in defending and/or settling any claim. No settlement payment shall be reimbursable without the prior written consent of the NRI.
     NRI shall not be liable for failing to comply with applicable IRS regulations, to the extent that such liability arises from NRI’s adherence to directions from the Company.
      Assignment
     Company shall have the right to assign this Agreement, provided that no such assignment shall relieve Company of any of its obligations hereunder. Each assignment shall be subject and subordinate to the rights of NRI under this Agreement and to any renewal, amendment or modification thereof.
      Legality
     Should any one or more of the clauses of this Agreement be declared void or in violation of the law, this Agreement shall remain in effect, exclusive of such clause or clauses, to the fullest extent of the law. The terms of this Agreement shall be interpreted under the laws of Illinois.
      Binding Obligations
     This Agreement and all rights and duties hereunder shall inure to the benefit of and shall be binding upon NRI and Company and their respective representatives, administrators, executors, heirs, successors and assigns.
      Entire Agreement
     This Agreement sets forth all covenants, promises, agreements, conditions, and understandings between NRI and Company regarding Company’s relocation process. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon NRI or Company unless reduced to writing and signed by both parties.
      Notices
     Whenever any demand, request, approval, consent or notice (“notice”) shall or may be given by one party to the other, notice shall be addressed to the parties at their respective addresses as specified on page one of this Agreement and delivered by (i) hand, (ii) a nationally recognized overnight express courier, (iii) registered or certified mail return receipt requested, or (iv) via facsimile, provided a copy of said notice is sent in accordance with (i), (ii) or (iii) within two (2) business days following facsimile transmission. The date of actual receipt shall be deemed the date of service of notice. In the event an addressee refuses to accept delivery, however, notice shall then be deemed to have been served on either (i) the date the hand delivery is refused, (ii) the next business day in the case of delivery by overnight courier, or (iii) three (3) business days after mailing the notice in the case of registered or certified mail. Either party may, at any time, change its notice address by giving the other party notice, in accordance with the above, stating the change and setting forth the new address.
      Relationship of Parties
     NRI is performing duties as required by this Agreement as an independent contractor of Company. NRI is in no circumstances acting as an agent of Company.

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      Termination
     This Agreement may be terminated by either party upon ninety (90) days written notice. All transactions active with NRI at the date of notice of termination will be handled by NRI in accordance with this Agreement; or at the Company’s direction, files will be transferred to the Company or its nominee; in this event, Company shall pay NRI total charges due for any services previously rendered. In the event there are any excess funds from the program, NRI shall pay such amount to Company or its nominee.

First Interstate Bank	NRI Relocation, Inc.

By:	Lyle R. Knight	By:	/s/ Susan L. Bender

	Lyle R. Knight		Susan L. Bender
	Its: President and Chief Executice Officer		Its: Chief Executice Officer

Date: 4-25-08		Date: 4-30-08

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EXHIBIT A
HOME SALE ASSISTANCE
Realtor Selection and Assessment
NRI objectively evaluates and investigates Realtors for proven sales experience. Agents are judged on their reputation, relocation training, ability to respond to the specific relocation marketing assignments, and their specific experience in managing similarly priced properties in the employee’s area. Every Realtor selected by NRI is evaluated on each assignment in four areas: timeliness, employee impression, report content, and, most importantly, the accuracy of the value as compared to the ultimate sale price.
Market Analysis
Each of the two recommended Realtors will separately visit the employee’s property to conduct a property inspection, and provide a capabilities presentation to the employee and/or spouse. Working independently, each Realtor completes the ERC Comprehensive Market Analysis. The Realtors’ estimates of market value must be supported by suitable market data, including comparable sale statistics, current listings, and an analysis of property and market conditions.
Marketing Strategies
NRI applies its marketing expertise and market data collected by the Realtors to assist in developing the marketing strategy, and to offer advice regarding price and condition to the employee within one (1) business day following receipt of agent information. NRI audits both Realtors’ reports to ensure consistency, thoroughness, and the logic of their conclusions. Any discrepancies are reconciled before the completed plan is recommended to the employee.
Marketing Implementation
The Realtor is managed closely and interviewed in detail about various plan outcomes. This includes the results of showings, buyer comments, other area home sales, and overall effectiveness. NRI requires the chosen real estate agent to provide weekly feedback on showings and market developments impacting the property. Written Realtor reports are not solely relied upon, but are used to support changes in strategy.
NRI will provide feedback to the employee on Realtor performance, showing activity, and buyer reactions. NRI will contact the employee as often as necessary but not less than every 7 to 10 days throughout the process. Modifications to the process are made accordingly.
FEE: $1,595 will be assessed only if employee does not list with a Realtor referred by NRI. This service is required in conjunction with Acquisition & Closing. Properties unsold after 150 days will be assessed $350 per month, or any fraction thereof.

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EXHIBIT B
ACQUISITION AND CLOSING
NRI will administer both the acquisition and closing transactions of an employee’s residence per the Company relocation policy. Based on the Company policy and the Employee’s eligibility, NRI will either acquire the residence based on appraisals and deliver to the employee a contract to purchase the home at the appraised value, or NRI will provide a blank contract to purchase to be completed with like kind terms at the time employee receives an acceptable offer from a potential buyer. Once acquired, NRI will process the sale and closing of the property to a third party purchaser.
When appropriate, NRI will arrange for property inspections that are customary for the area. NRI will require the employee to complete a homeowners’ disclosure statement and any other disclosure documents required by applicable law. NRI will provide copies of any inspections and disclosure statements to potential buyers.
In preparation for the acquisition and closing of the property, NRI will obtain a title commitment or title opinion on behalf of the transferee to ensure good and marketable title.
The employee will have a period of time to sell the residence to NRI. The employee, together with any and all other owners of the residence, can make an offer to sell the residence to NRI only by signing and returning, within said period of time, the Contract of Sale and other documents provided to the employee.
If, before the employee has made an offer to sell the residence to NRI at the appraised value, or in the event of a no appraisals, the employee receives a written offer from a potential buyer that would result in the employee receiving a net cash return greater than that which the appraised value sale would provide, NRI will change the appraised value to an amount equal to the potential buyer’s offer (the “Buyer’s Value”), provided NRI determines that the following conditions are met:
•	The potential buyer is reasonably likely to receive adequate financing to complete the sale at the offered price and on the terms and conditions described in the offer; and

•	The offer from the potential buyer is at a fixed price and does not depend on any other event such as selling another property or obtaining interim financing arrangements other than a standard mortgage contingency.
The employee must do the following in order to offer to sell the residence to NRI at the Buyer’s Value:
•	Within two (2) business days of NRI’s receipt of notification of the potential buyer and the Buyer’s Value, offer to sell the residence to NRI at the Buyer’s Value; and

•	Within ten (10) business days thereafter, the employee must execute the Contract of Sale and return it to NRI together with the buyer’s offer. The potential buyer’s offer must be signed by the buyer but not signed by the employee.
Working with the buyer’s lender, Realtor, and local escrow agent NRI will ensure that all terms and conditions of each transaction are met. NRI will:
•	Prepare, accept, and coordinate the flow of documents

•	Verify all seller-paid closing costs

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•	Prepare closing statements

•	Verify and collect any funds and pay out funds to the transferee or others in accordance with the terms and conditions stated

•	Make certain all documents are executed correctly

•	Arrange for the recording of documents as necessary

•	Thoroughly audit all funds and documentation, and submit a Property Sold Report to the Company upon final reconciliation.
In the event that the Employee delivers an outside purchaser to NRI prior to NRI determining that the Employee can deliver clear and marketable title, the Company authorizes NRI to enter into the contract of sale with the outside purchaser and will indemnify NRI for all expenses, if any, that may result from any lawsuit by the outside purchaser should the Employee be unable to provide clear and marketable title.
Residence
For purposes of this Agreement, the terms “home” and “residence” shall be interchangeable. Residence is hereby defined as an employee owned detached single-family dwelling, within a city, town, village, or established suburb, and having a lot typical of single-family dwellings in the immediate vicinity; a condominium, a town home, a duplex provided the non-resident half of the property is not leased. In the event Company requests NRI to perform services under this Agreement for a residence not defined by the above, NRI reserves the right to charge an additional mutually agreed upon fee for the added time required by NRI to perform the functions of this Agreement.
Responsibility for Service Fees
The Company agrees to pay NRI all service fees itemized on the Property Sold Report (Exhibit B.1) and will be invoiced on the Final Billing for said fees (Exhibit B.2.)
Responsibility for Financing of Property Transactions
The Company assumes responsibility for and agrees to furnish funds needed to finance the acquisition, carrying and resale costs of each property.
In order to provide NRI with funds necessary for performance of its functions the Company shall transfer funds, within three (3) business days, to NRI’s designated bank in the amount of 9% of the offer price to the employee upon the receipt of the initial deposit invoice from NRI. These funds are to cover NRI’s disbursements for expenses other than equity payments or mortgage pay-offs. Upon the transmitted request from NRI, with verification of fund balance, Company shall replenish the fund by wire transfer to NRI with an amount based upon 6% of the offer price to the employee.
Prior to NRI’s release of disbursement for any funds related to employee’s Equity (including but not limited to mortgage pay-offs, taxes, assessments), or funds required by NRI to close the sale, NRI will transmit a copy of NRI’s invoice for the applicable amount. The Company will, within three business days, wire transfer the funds due to NRI’s designated bank. Upon verification of receipt of funds, NRI will release funds to the appropriate parties including employee, lender, etc.

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Responsibility for Property Expenses
Upon completion of the resale of each property, NRI shall render Company a Final Bill (Exhibit B.2) supported by a Property Sold Report showing the amount paid Company’s employee and all charges (consisting of direct costs, service fees, and interest, all defined herein) in connection with the property. If the charges are less than the amounts (9% Deposit, Equity Funding, etc.) advanced NRI by Company, NRI shall refund the difference and if the charges are more than the amount advanced NRI, NRI shall invoice the company the balance of the funds owed.
Employee Payments Due NRI
In the event that the employee owes NRI funds for any reason, Company agrees that after NRI has notified the employee and Company, and payment to NRI has not been received within thirty (30) days of notice, NRI will include the amount on the Final Bill. However, if the Final Bill has been rendered and paid, the amount will be requested by separate invoice itemizing amount due plus interest to the date of the invoice. Company will assume responsibility for collection from employee. This amount will be excluded from the cost performance tracking of this file.
FEE: $4500

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Exhibit B.1
SAMPLE PROPERTY SOLD REPORT
PROGRAM TYPE: BUYER VALUE OPTION

COMPANY NO.:	999	XYZ Corporation
FTLE NO.:	99999	AA12
EMPLOYEE:	John Q. Smith
ADDRESS:	123 Main Street Naperville, IL 12345

PRORATION DATE:	07-19-06
RESALE DATE:	07-03-06
CLOSING DATE:	08-15-07

Purchase Price:	$350,000.00
Sale Price:	$350,000.00

PART I: ACQUISITION / CARRYING COSTS:
ACQUISITION COSTS:
1. Relocation Appraisals
2. Broker’s Market Analysis
3. Inspections
4. Pre-Title Expenses	$275.00
5. Title/Deed Costs — Transferee**
6. Title/Deed Costs — Company
7. Mortgage Pre-payment Penalty**
8. Misc. Acquisition Costs	$62.00
9. TOTAL ACQUISITION COSTS		$337.00	0.001%

RECURRING CARRYING COSTS:
10. Insurance	$38.18
11. Utilities	$108.28
12. Property Tax	$212.12
13. Maintenance	$76.78
14. Condo/Assoc./Homeowner Fees	$0.00
15. Mortgage Interest	$1,072.75
16. Misc. Recurring Costs	$0.00

17. TOTAL RECURRING COSTS		$1,508.11	.43%

NON-RECURRING CARRYING COSTS:
18. Repairs	$276.00
19. Capital Improvements
20. Assessments
21. Rental Management Fees
22. Misc. Non-Recurring Costs

23. TOTAL NON-RECURRING CARRYING COSTS		$276.00	0.0007%

24. (Rental Income Credit)

25. TOTAL CARRYING COSTS		$1,784.11	.51%

26. Interest on Equity	$.00

27. TOTAL ACQUISITION/CARRYING COSTS		$2,121.11	.61%

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FILE NO.: 99999 PAGE: 2 BVO SALE

PART II: DISPOSITION / SELLING COSTS:
28. Broker’s Commissions	$21,000.00
29. Title Costs	$295.00
30. Attorney Fees	$300.00
31. Escrow Fees
32. Document Preparation Fees
33. Survey
34. Mortgage Release Fees
35. State / Local Fees
36. Recording Fees	$30.00
37. Transfer Charges	$247.50
38. Closing Costs Over Limit
39. Closing and Other Legal Fees	$775.00
40. Points
41. Monetary Concessions / Incentive
42. Misc. Disposition / Selling	$285.00
43. (Gain) / Loss on Sale

44. TOTAL DISPOSITION / SELLING		$22,932.50	6.55%

PART III: ADMINISTRATIVE COSTS:
45. Property Fee Credit
46. Interest
47. Management Service Fee	TBD

49. TOTAL ADMINISTRATIVE COSTS

PART IV: TOTAL HOMESALE PROGRAM COSTS:		$25,053.61	7.16%

**	Expenses incurred in the acquisition process (Line 5 and Line 7), may be considered taxable income to the employee.

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Exhibit B.2
Sample Final Billing

Invoice:	#99999F
Date:	August 30, 2007

Attn:	John Doe XYZ Corporation 123 Pleasant Street City, State, Zip

File:	#99999F
Company:	#999
Employee Name:	John Q. Smith
Address:	123 Main Street Reloville, IL 12345

Total Program Cost (per attached):	$$25,053.61
Less 9% Initial Deposit:	[$31,500.00]
Less Equity Funded	[$70,000.00]

Total Due / [Refunded]:	[$73,456.39]

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EXHIBIT C
HOME FINDING SERVICES
Needs Assessment
Destination services are discussed with the employee during the initial interview. NRI will discuss their housing and lifestyle requirements, explaining NRI’s services in the home finding area, and how it integrates with their relocation policy. NRI determines the employee’s priorities and focuses on appropriate lifestyle issues including family concerns, dual careers, and school choices.
Realtor Selection
NRI will research Realtors in the new area and work with them to have area information sent to the employee, plan a tour, and preview homes that will fit the employee’s needs. NRI will call the employee back within one (1) business day to confirm the arrangements that have been made. A home finding packet is sent to the employee.
Area Information
Local area information is readily available. Working in conjunction with the home finding agent, materials will be sent to the employee. NRI requires that Realtors send specific information to employees including community data such as schools, churches, park districts, available homes, cost of living, etc. to familiarize themselves with the destination area. Any specific need of the employee will be researched and additional information will be provided.
Area Orientation
Employees are met by the Realtor in the new location and taken on an area tour. Tour would include the neighborhoods in relation to the Company site plus locations of shopping, schools, public transportation, places of worship, parks and any other amenities requested.
FEE: None. NRI receives Realtor referral fee.
NOTE: In the event the employee/new hire requires Area Orientation services prior to accepting a position; a Realtor fee may apply.

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Exhibit D
MOVE MANAGEMENT SERVICES
NRI will select an appropriate agent/carrier to transport the employee’s household goods. NRI, with the assistance of its Move Management Partner, will schedule packing, pickup, shipment and delivery of the household goods. NRI will obtain full replacement value insurance on each shipment and provide temporary or permanent storage resources as applicable. NRI will assist in processing insurance claims to facilitate timely resolution of disputes. NRI will pay carrier or agent invoices directly on behalf of Client.
Tariff
All of the tariff conditions contained in the Household Goods Carrier’s Bureau Tariff 400-N and the STB HGB 104 Exceptions Tariff, shall govern the conditions of carriage for all household goods movements arranged by NRI Relocation, Inc.
Bottom Line Discount
A Bottom Line Discount of 57% will apply to shipments in the continental United States.
Storage in Transit Discount
A Bottom Line Discount of 45% will apply for Storage in Transit and storage related charges. Carrier agrees that the time period before a shipment converts from storage-in-transmit to permanent storage shall be one hundred and eighty (180) days. There will be no extra charge for valuation coverage during Storage-in-Transit.
It is understood and agreed by NRI and by Client that nothing in this Agreement shall constitute a carrier or an agent as the legal representative, joint venturer, partner or employee of NRI for any purpose whatsoever.
FEE: No service fee applied by utilizing NRI supplier contracts. NRI shall bill and COMPANY agrees to pay, all direct cost for the transportation of household goods. The COMPANY acknowledges that NRI shall be entitled to and will collect referral fees from carriers for services performed.

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Exhibit E
MORTGAGE ASSISTANCE
NRI Mortgage Solutions (NRIMS) loan counselors will research home loan programs for Company employees to offer them the best rate and terms to fit their financial goals. NRIMS utilizes Nylx software to review mortgage products offered by eight national lenders. Through NRI Mortgage Solutions employees will have the benefit of:
•	Fast and free pre-approval

•	No up front fees required

•	Minimal paperwork

•	Reduced lender fees to minimize costs

•	Discounted interest rates for qualified buyers

•	Previous income of spouse included
NRI Mortgage Solutions also has programs for New Construction, Foreign Nationals, Bridge Loans and Employer Subsidies.
NRI Mortgage Solutions will use their best efforts in making loans to employees of the Client who meet mortgage underwriting and credit criteria. NRI does not have exclusive agreements with these lenders and the employee is under no obligation to use NRI Mortgage Solutions. The employee is responsible to pay the fees, expenses or costs, for their loan. If the Company provides home purchase cost assistance, NRI Mortgage Solutions will direct bill the Company for eligible expenses.
FEE: None

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Exhibit F
APPRAISAL & INVENTORY MANAGEMENT
NRI will order appraisals from two appraisers experienced in evaluating properties in the relevant locale. The NRI Consultant will explain the appraisal process, set timetables, and answer any questions the employee may have about the guaranteed offer process.
NRI will carefully review the appraisals for completeness, logic and accuracy. Values are calculated according to Client policy. The appraised value of the home will be computed by averaging the two appraisals, unless the appraisals differ by more than 5% of the higher appraisal amount. Should the variance exceed 5%, NRI will order a third appraisal and the appraised value will be the average of the two closest appraisals. If NRI determines that any appraisal is inadequate it may request re-analysis and re-certification of the value by the appraiser; discard the appraisal and obtain a new one as a replacement.
NRI will advise the employee of the value. NRI will provide documentation and notification of this value to the Client. The NRI Consultant will discuss the appraisal reports in detail with the Client and/or the employee as requested.
Fee: $425
Should the employee accept the guaranteed offer from NRI the home will be considered inventory. NRI will select and retain a local real estate broker to market the property. A listing agreement will be executed and the activities of the broker will be monitored for effectiveness.
NRI will provide liability and casualty insurance coverage and pay the carrying costs such as taxes mortgage, utilities, repairs, and maintenance. NRI assumes responsibility for the performance of the vendors selected.
Fee: $350 per month, or any fraction thereof after 150 days from date of initiation

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Memorandum
TO: Julie Castle
FROM: Lyle Knight
DATE: May 23, 2008
SUBJECT: Purchase of House
Julie,
First Interstate Bank (FIB) has entered into an agreement regarding your home in Massachusetts to assist you in your relocation to Billings. As we have discussed, the maximum equity loss that FIB will absorb is $350,000. FIB will pay all selling expenses as well as typical holding costs of the house until it is sold. Those selling expenses and holding costs will not be counted toward the $350,000 maximum loss. Any repairs to the home will be considered as part of the $350,000 maximum equity loss.
Should the equity loss to FIB be less than $350,000, you will be granted a bonus of up to $90,000 to cover all of your current equity loss exposure, not to exceed the FIB maximum loss of $350,000. Such bonus will be subject to tax withholding and treated as earnings to you.
Should the equity loss exceed $350,000, you have agreed to reimburse FIB.
If this memo reflects the essence of our agreement, please sign below reflecting your consensus.
I Agree the Above Reflects Our Agreement

/s/ Julie Castle Julie Castle
See Attached Spreadsheets for Additional detail.

Castle

6/28/2004 Purchase Price	$1,940,000.00
1st Mortgage	$(1,540,000.00)	Bank of America
Original Equity	$400,000.00

4/9/2008 Sales Price	$1,850,000.00
1st Mortgage	$(1,540,000.00)
Paid to Castle	$310,000.00
Castle Equity	$(90,000.00)
Scenario 1 Ultimate Sales Price of 30 Autumn Lane is $1,650,000
FIB

Purchase Price	$1,850,000.00
Sales Price	$(1,650,000.00)

	$200,000.00

FIB Max Exposure	$350,000.00
less current exposure	$(200,000.00)

Available to make Castle whole	$150,000.00
To Castle	$90,000.00	Bonus of $90,000	Castle loss = $0
Net Cost to FIB	$290,000.00
Scenario 2 Ultimate Sales Price of 30 Autumn Lane is $1,600,000
FIB

Purchase Price	$1,850,000.00
Sales Price	$(1,600,000.00)

	$250,000.00

FIB Max Exposure	$350,000.00
less current exposure	$(250,000.00)

Available to make Castle whole	$100,000.00
To Castle	$90,000.00	Bonus of $90,000	Castle loss = $0
Net Cost to FIB	$340,000.00

Scenario 3 Ultimate Sales Price of 30 Autumn Lane is $1,550,000
FIB

Purchase Price	$1,850,000.00
Sales Price	$(1,550,000.00)

	$300,000.00

FIB Max Exposure	$350,000.00
less current exposure	$(300,000.00)

Available to make Castle whole	$50,000.00
To Castle	$50,000.00	Bonus of $50,000	Castle loss = $40,000
Net Cost to FIB	$350,000.00
Scenario 4 Ultimate Sales Price of 30 Autumn Lane is $1,500,000
FIB

Purchase Price	$1,850,000.00
Sales Price	$(1,500,000.00)

	$350,000.00

FIB Max Exposure	$350,000.00
less current exposure	$(350,000.00)

Available to make Castle whole	$—
To Castle	$—
		Bonus of $0	Castle loss = $90,000
Net Cost to FIB	$350,000.00
Scenario 5 Ultimate Sales Price of 30 Autumn Lane is $1,450,000
FIB

Purchase Price	$1,850,000.00
Sales Price	$(1,450,000.00)

	$400,000.00
FIB Max Exposure	$350,000.00
less current exposure	$(400,000.00)

FIB Overexposure	$(50,000.00)
From Castle to FIB	$(50,000.00)	Castle loss = $140,000
Net Cost to FIB	$350,000.00